Exhibit 99.1

EXTREME NETWORKS, INC.

FISCAL 2008 EXECUTIVE INCENTIVE BONUS PLAN

The following are the terms of the 2008 Executive Incentive Bonus Plan approved by the Board of Directors of Extreme Networks, Inc. (the “Company”) on July 31, 2007 (the “Plan”).

A.	Purpose

1. The terms of the Plan have been established to attract, motivate, retain and reward the Company’s executive officers and all other officers of the Company for driving the Company to achieve specific corporate objectives.

2. The Plan provides for the payment of cash bonuses based upon the Company’s operating profit and revenue objectives and individual and team performance objectives.

B.	Eligibility

1. Those eligible to participate in the Plan are the Company’s executive officers and all other officers of the Company holding the title of vice president, other than the Company’s regional sales vice presidents (each, an “Officer” and collectively, the “Officers”).

C.	Determination of Bonus Amounts

1. The actual bonus of any Officer will be equal to such Officer’s Adjusted Corporate Target Bonus Percentage (as defined below), multiplied by such Officer’s Individual Bonus Percentage (as defined below), multiplied by such Officer’s base salary. Notwithstanding the foregoing, the actual bonus of the Senior Vice President of Worldwide Sales (the “SVP Sales”) will be equal to the SVP Sales’ Adjusted Corporate Target Bonus Percentage, multiplied by $75,000. The SVP Sales also is eligible to receive a commission-based cash bonus, which is separate from and not included in this Plan.

2. The “Baseline Corporate Target Bonus Percentage” is based upon the Company’s achievement of fiscal 2008 operating profit objectives (after deducting all amounts payable under this Plan) and the Company’s fiscal 2008 revenue objectives, and may range from 0% (if minimum results are not achieved), to a maximum of 200% (if results exceed objectives). The Baseline Corporate Target Bonus Percentage does not vary based upon the Officer’s position and responsibilities, and the same Baseline Corporate Target Bonus Percentage is applicable to all Officers (including the SVP Sales), subject to the adjustments set forth in Section C.3. below.

3. The “Adjusted Corporate Target Bonus Percentage” for each Officer is equal to the Baseline Corporate Target Bonus Percentage, adjusted based on the contributions to the achievement of the Company’s strategic goals for fiscal 2008 by such individual Officer and the particular team(s) with which such Officer provides services to the Company, as determined by the Board or the Compensation Committee; provided, however, that in no event will the Adjusted Corporate Target Bonus Percentage of any Officer be more than 25 percentage points above, nor less than 25 percentage points below, the Baseline Corporate Target Bonus Percentage.

4. The “Individual Bonus Target Percentage” for each Officer varies based upon the Officer’s position and responsibilities. The Individual Bonus Target Percentage for each Officer under the Plan (except the SVP Sales) is as follows:

Name and Title	Individual Bonus Percentage
Mark Canepa, President and Chief Executive Officer	70%

Karen Rogge, Senior Vice President, Chief Financial Officer	60%

Frank Blohm, Elwood M. Gray, Alexander J. Gray, Douglas A. Murray, Suresh K. Gopalakrishnan, Mike Seaton, Alicia J. Moore, Rebecca M. Guerra, and Paul Andrew Hooper	40%

All Other Officers	30%

5. The Board or the Compensation Committee may modify the financial performance goals at any time based on changes in business conditions during the year and may grant bonuses to Officers even if the financial performance goals are not met.